Exhibit 10.20

INTEGRATION AND DELIVERY SERVICES AGREEMENT

This Integration and Delivery Services Agreement, together with any exhibits, addenda or attachments in effect from time to time during the Term (collectively, this “Agreement”) is entered into as of the date on which this Agreement is fully executed as indicated in the signature blocks below (“Effective Date”) between Lyft Healthcare, Inc., a Delaware corporation located at 185 Berry St., Suite 5000, San Francisco, CA 94107 (“Lyft”) and Alliance Pharma Solutions, LLC (d/b/a DelivMeds), a Florida Corporation, located at 2420 Brunello Trace, Lutz, Florida 33558 (“Partner”). Both Lyft and Partner may be referred to as “Party” and/or “Parties.”

This Agreement consists of the following:

●	Exhibit A (Partner Commercial Terms and Additional Terms for Delivered Products)
●	Exhibit A-1 (Delivery Services Pricing Addendum)
●	Exhibit A-2 (Support Ticket and Delivery Claims Addendum)
●	Exhibit B (Delivery API Addendum)
●	Exhibit C (Merchant Delivery Terms of Service)
●	Exhibit C-1 (Merchant Commercial Terms and Additional Terms for Delivered Products)
●	Exhibit C-2 (Delivery Services Pricing Addendum)
●	Exhibit C-3 (Support Tickets and Delivery Claims Addendum)

NOW, THEREFORE, in consideration of the terms contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

TERMS AND CONDITIONS

1.	Background

Lyft operates a transportation-as-a-service platform (the “Lyft Platform”), which allows businesses to submit delivery requests (each a “Delivery Request”) for the transportation of certain authorized products (the “Products”) from one location to another (the “Delivery Service”). The Delivery Service is provided by independent contractors who are users of the Lyft Platform and authorized to provide the Delivery Service using their personal vehicles (each, a “Driver” or collectively, the “Drivers”). Partner operates an integrated technology solutions platform (“Partner Platform”) which allows businesses selling goods, features, and functionalities to better manage their business. Partner will integrate Lyft’s delivery application programming interface (the “Delivery API”) into the Partner Platform to enable authorized business selling goods (each, a “ Merchant”) with the ability to submit Delivery Requests for Delivery Services for Merchant end users (each, a “Customer” and Partner’s integration with the Delivery API is the “Partner Integration”). Two types of Merchants may access the Partner Integration: (1) Merchants with whom Partner flows down the Merchant Terms of Service in Exhibit C-C3 or Lyft contracts with such Merchant directly, and (2) Merchants that Partner has requested not sign any direct agreements with Lyft for the Delivery Services (hereinafter referred to as “Independent Merchant”). With respect to Independent Merchants, Partner agrees to take on all responsibility for any and all actions, inactions, obligations, and the like. Partner acknowledges and agrees that Lyft will look solely to Partner for any recourse under this Agreement, regardless of whether such claim arises from the actions or inactions of Partner and/or Merchant. For clarity, the term “Merchant” includes “Independent Merchant.” In some instances, subject to Lyft’s express prior written approval, Partner may integrate a Merchant to the Lyft platform, and such integration may be exempt from Section 4(e) of this Agreement. For clarity, all other applicable terms in this Agreement apply.

2.	License

a.	License Grant. During the Term and subject to the terms and conditions in the Agreement, Lyft hereby grants Partner a non-exclusive, non-transferable, non-sublicensable, non-assignable, revocable, limited license to use the Delivery API in accordance with Exhibit B (Delivery API Addendum) solely in connection with the Delivery Services and the Partner Integration. During the Term and subject to the terms and conditions of this Agreement, Lyft grants Partner a non-exclusive, non-transferrable, non-sublicensable, non-assignable, revocable, limited license to use the Lyft Platform solely in connection with the Delivery Services.

b.	Restrictions. Partner shall not, and shall not authorize others to (i) decompile, disassemble, reverse engineer or otherwise attempt to derive the source code or underlying technology, methodologies or algorithms of the Delivery API or Lyft Platform, (ii) sublicense, lease, rent, sell, assign, give or otherwise transfer or provide the Delivery API or Lyft Platform to any unaffiliated party excepted as may be provided in this Agreement; (iii) interfere with, modify or disable any features or functionality of the Delivery API or Lyft Platform; (iv) use the Delivery API or Lyft Platform in any manner the violates any law or regulation; or (v) use the Delivery API or Lyft Platform for any reason other than specifically provided or intended under this Agreement. Lyft reserves all rights not expressly granted under this Agreement.

3.	Confidentiality

a.	Definition. Each Party (“Discloser”) may disclose certain information to the other Party (“Recipient”) that is deemed “Confidential Information” of the Discloser. “Confidential Information” means the terms and conditions of this Agreement, the Lyft Delivery API, Delivery Services, Lyft Platform, and any information disclosed by Discloser to Recipient in connection with this Agreement that is marked or otherwise designated as confidential or proprietary, or that should otherwise be reasonably understood to be confidential given the nature of the information and the circumstances surrounding disclosure, including but not limited to any proprietary and confidential information of Discloser or its affiliates, including, without limitation, customer lists, pricing, concepts, processes, plans, designs and other strategies, “know how”, financial and other business and/or technical information and materials of Discloser and its affiliates. “Confidential Information” does not include any information or materials disclosed to Recipient by Discloser which Recipient can demonstrate by means of written evidence: (i) was already rightfully known to Recipient at the time of its receipt hereunder as shown by contemporaneous documents in Recipient’s files; (ii) is or becomes generally available to the public other than by means of Recipient’s breach of its obligations under this Agreement; (iii) is independently obtained from a third party whose disclosure violates no duty of confidentiality; or (iv) is independently developed by or on behalf of Recipient as shown by contemporaneous documents in Recipient’s files without use of or reliance on any Confidential Information of Discloser.

b.	Use and Disclosure. Recipient shall use the Confidential Information solely to fulfill its obligations and exercise its rights under this Agreement, and all Confidential Information shall remain at all times the sole and exclusive property of Discloser. Recipient shall hold Discloser’s Confidential Information with at least the same degree of care as it holds its own Confidential Information and may disclose Confidential Information to its employees, agents, and contractors who have a need to know such information and are subject to enforceable obligations, no less stringent than those set forth herein, to maintain the confidentiality of such information. Recipient may disclose the Confidential Information as required by applicable law or legal process provided that, prior to any such compelled disclosure, Recipient will, if permissible: (i) promptly notify Discloser in writing to allow Discloser a reasonable opportunity to resist such disclosure and/or seek a protective order, and (ii) reasonably cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure. In the event that such protection against disclosure is not obtained, Recipient will be entitled to disclose the Confidential Information of Discloser, but only as and to the extent necessary to legally comply with such compelled disclosure.

c.	Injunctive Relief. The Parties expressly acknowledge and agree that no adequate remedy exists at law for an actual or threatened breach of this Section 3 and that, in the event of an actual or threatened breach of the provisions of this Section 3, the non-breaching Party will be entitled to seek immediate injunctive and other equitable relief, without waiving any other rights or remedies available to it. Each Party will promptly notify the other in writing if it becomes aware of any violations of the Agreement’s confidentiality obligations.

4.	Delivery Service Details

a.

Enabled Merchants and Designation of Administrator. Partner may make the Delivery API available to a Merchant using the Partner Platform; provided that Partner requires the Merchant to consent to the Merchant Delivery Terms of Service (attached at Exhibit C) or the Merchant has signed agreement to the Merchant Delivery Terms of Service (attached at Exhibit C). Once a Merchant has been enabled to use the Delivery API via the Partner Integration, each authorized Merchant will be required to designate at least one administrator to submit Delivery Requests for Delivery Services (each an “Administrator”). Each Administrator will be required to create login credentials to access and use the Delivery API via the Partner Integration.

For Independent Merchants, Partner will take all reasonable precautions to prevent unauthorized access or use of a Merchant’s Administrator login credentials and notify Lyft promptly of any known unauthorized access or use. Partner is solely responsible for all use of the Delivery Services under its Administrator account(s).

b.	Delivery Request Selections. Administrator may request Delivery Services for a Customer by submitting a Delivery Request through the Partner Integration. Administrator may select to deliver a Product by submitting either (1) a “Batched Delivery Request” or (2) a “Pre-Defined Delivery Request.” A “Batched Delivery Request” means multiple Delivery Requests are submitted with pick-up and drop-off times that Lyft may aggregate and batch on the most efficient delivery routes possible. A “Pre-Defined Delivery Request” means a single or multi-stop on-demand Delivery Request submitted with a specified route to be delivered upon request or at a time in the future as scheduled.

c.	Delivery Request Details. Each Delivery Request must include relevant information, including:

●	For Independent Merchants: Merchant name, Merchant phone number, Merchant pick-up address, description where the Products are located for pick up and total weight or approximate size of Products being picked up. (“Partner Data”), Customer name, Customer phone number, and Customer drop-off address (“Customer Data”).

●	For Merchants: Merchant name, Merchant phone number, Merchant pick-up address, (“Merchant Data”); Customer Data.

Lyft will transmit the Delivery Request via the Lyft Platform to available Drivers. Once the Delivery Request is accepted by the Driver, Lyft or Driver may communicate with the Administrator via phone calling or texting features (which masks phone numbers) within the application to provide updates on the Delivery Services. If the Delivery Request is not accepted, the Administrator will be notified of such non-acceptance or unavailability. Any Delivery Request cancellations by Merchant will be subject to Lyft’s cancellation policy and fees as set forth in the Delivery Services Pricing Addendum.

d.	No Interstate Delivery. Partner represents and warrants that the Lyft Platform is not intended to be used in interstate commerce. Partner represents and warrants that Partner and Merchant will not submit Delivery Requests for deliveries that cross state lines.

e.	Primary Delivery Partner. Lyft will be the Primary Delivery Service Provider for all Delivery Requests submitted by Merchants through the Partner Integration “Primary Delivery Service Provider” Means:

i.	Lyft shall be the default Delivery Service provider for all Delivery Requests from Merchants, with the right of first refusal to accept such Delivery Request.

ii.	Partner and Lyft agree to a Batched Price of $10.00 per each Batched Delivery Request; the parties may mutually agree, in writing, to adjust this rate.

Notwithstanding the foregoing, Partner may use an alternate delivery service if Lyft is unable to meet any of the following service level requirements for the Delivery Request: (1) providing Delivery Services in the region; (2) interstate delivery; or (3) transport of hazardous items or other Products that are not authorized for delivery.

As consideration for Primary Delivery Service rights, Lyft agrees to waive the fee for use of the Delivery API.of each Delivery Request submitted by a Merchant through the Lyft Partner Integration.

5.	Notice and Consents for Independent Merchants

a.	Delivery Request Notices. Partner will ensure that it notifies Customers and Partner is obligated to notify Independent Merchants of their obligation to notify their Customers that: (i) Lyft will receive information related to certain Delivery Requests, including but not limited to, Customer Data and Merchant Data, and (ii) to the extent permitted by the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic Clinical Health Act of 2009 (“HIPAA”) and the Business Associate Agreement between Lyft and Partner, Lyft will disclose such Customer Data and invoices with third parties with which Lyft may disclose such information to perform authorized services for Customers. Partner represents and warrants that all Customers for whom Partner and/or each Merchant submits a Delivery Request via the Partner Integration have consented to the collection, use, and disclosure of Customer Data in connection with Partner’s and/or each Merchant’s services to Customers, the Delivery Services, and as otherwise necessary to perform this Agreement.

b.	Data Usage. Partner consents on behalf of itself and each Independent Merchant and Customer to allow Lyft to use Partner Data, Merchant Data, and/or Customer Data to (i) transmit the Delivery Requests with the Delivery API via the Partner Integration; (ii) send transactional SMS texts or call Partner, Independent Merchant, and/or Customers to provide information relating to the Delivery Service; (iii) disclose such data with the Driver who accepted the Delivery Request; provided that the Driver will receive from Lyft only the first name of the Customer, Customer address, and Customer phone number (masked as to the Driver); (iv) notify the Customer that the delivery has arrived, including by means of a phone call and/or sending automated SMS texts; and (v) use and store the Partner Data, Independent Merchant Data, and/or Customer Data for the internal purposes of Lyft, subject to Lyft’s Privacy Policy. Partner also consents on behalf of itself and each Independent Merchant and Customer to allow Lyft to disclose any Partner Data, Independent Merchant Data, and/or Customer Data with Lyft’s authorized vendors, service providers, and contractors solely for purposes of performing its obligations hereunder.

c.	Consents. Partner represents and warrants on behalf of itself and each Independent Merchant that all necessary consents from each Customer to disclose such Customer Data for the purposes set forth herein have been obtained. Partner agrees to defend, indemnify, and hold harmless Lyft and its directors, officers, employees, subcontractors and agents from and against all third-party claims arising out of or related to (i) Customer Data, Independent Merchant Data, or Partner Data provided to Lyft; (ii) failure to obtain the required Customer or Independent Merchant consents set forth in this Agreement; and (iii) Partner’s or Independent Merchant’s breach or failure to comply with applicable laws, including but not limited to the Telephone Consumer Protection Act of 1991 (as amended), and the CAN-SPAM Act of 2003. It is the responsibility of Partner to ensure that Customer Data is accurate and complete, and Lyft shall not be liable to Partner, an Independent Merchant or a Customer, or any other party with respect to inaccurate or incomplete Customer Data supplied by Partner or Independent Merchant.

6.	Ownership and Use of Marks

Ownership. Lyft and its affiliates are and shall remain the owners of all right, title and interest in and to the Lyft Platform, Delivery Requests, Delivery API or any other products or services, including any updates, enhancements and new versions thereof, and all related documentation and materials provided or available to Partner or any Merchant in connection with this Agreement (“Lyft Materials”). Partner and its affiliates shall remain the owners of all right, title and interest in and to the Partner Platform, or any other products or services, including any updates, enhancements and new versions thereof, and all related documentation and materials owned or developed by Partner in connection with this Agreement (“Partner Materials”.)

a.	Lyft Feedback. Partner acknowledges and agrees that any questions, comments, suggestions, ideas, feedback or other information about the Lyft Materials (“Lyft Feedback”) provided to Lyft are optional, anonymized, non-confidential and shall become the sole property of Lyft. Lyft shall own exclusive rights, including all intellectual property rights, and shall be entitled to the unrestricted use and dissemination of Lyft Feedback for any purpose, commercial or otherwise, without acknowledgment or compensation to Partner, the individual, or entity providing the feedback.

b.	Use of Partner Marks. During the Term and subject to the terms of this Agreement and upon prior written consent in each instance, Partner grants Lyft a non-exclusive, limited, revocable right to use and display Partner’s name, logo (the “Partner Marks”) and Partner Use Case(s) (as defined below) on its website, in earnings calls, press releases, and other promotional materials (collectively, the “Approved Uses”) and/or solely in connection with its activities under this Agreement. Partner may revoke its license to its Partner Marks at any time with a notice to Lyft. A “Partner Use Case” means a general description of how Partner uses the Lyft Platform, Delivery API, Delivery Requests, or Delivery Services. All such use of the Partner Marks will be in accordance with Partner’s usage guidelines as provided by Partner, if any, and will inure to the benefit of Partner. With the exception of the Approved Uses, Lyft will not use, register, or take any other action with respect to any of the Partner Marks, except to the extent pre-approved in writing by Partner in each instance.

7.	Publicity

The Parties agree to collaborate on any co-branding, co-marketing, press releases, guidelines for posting information online (including websites, social media channels or blogs) or other public-facing materials which refer to the other Party in any manner with respect to this Agreement. Unless otherwise agreed to by the Parties, prior written consent (email will suffice) of such other Party is required in each instance.

8.	Representations and Warranties

a.	Mutual Representations and Warranties. Each Party represents and warrants that: (i) it has the full right, power, and authority to enter into this Agreement; (ii) such Party’s acceptance of this Agreement, as well as such Party’s performance of the obligations set forth in this Agreement, does not and will not violate any other agreement to which such Party is a party; and (iii) it will comply with all applicable laws including data and privacy laws.

b.	Partner Warranties. Partner further represents and warrants on behalf of itself and each Independent Merchant that (i) all Products requested for Delivery Services under this Agreement are suitable for transportation and handling by members of the general public without any specialized training; (ii) Partner will obtain all necessary permits, consents, certificates, approvals, inspections, releases, authorizations, and/or licenses, or file any registration forms needed in connection with its obligations under this Agreement; (iii) if Products include temperature-sensitive goods, Partner and/or each Independent Merchant will comply with any applicable laws, rules, and regulations as to the handling, preparation, packaging, storage, and shipment governing such temperature-sensitive goods; (iv) any content, media, and other materials used or provided as part of this Agreement shall not infringe or otherwise violate the intellectual property rights, rights of publicity, or other proprietary rights of any third party; and (v) all Products shall be free from any hazardous material, illegal items, or bio-waste.

9.	Disclaimer

EXCEPT AS EXPRESSLY SET FORTH ABOVE, LYFT MAKES NO WARRANTIES CONCERNING THE LYFT PLATFORM, LYFT DELIVERY API, DELIVERY SERVICES, OR OTHERWISE. LYFT PROVIDES PARTNER AND MERCHANT THE LYFT MATERIALS “AS IS” AND WITHOUT WARRANTY. LYFT DOES NOT WARRANT THAT THE LYFT PLATFORM OR DELIVERY API WILL MEET PARTNER’S OR A MERCHANT’S REQUIREMENTS, OR THAT THE OPERATION OF THE LYFT PLATFORM OR DELIVERY API WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT DELIVERY SERVICES MAY BE AVAILABLE AT ANY PARTICULAR TIME OR LOCATION AS REQUESTED BY PARTNER OR MERCHANT. TO THE FULLEST EXTENT PERMITTED BY LAW, LYFT SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.

LYFT DOES NOT PROVIDE TRANSPORTATION SERVICES, AND LYFT IS NOT A TRANSPORTATION CARRIER. LYFT IS NOT A DELIVERY SERVICE FOR GOODS AND SUPPLIES. LYFT IS NOT A COMMON CARRIER OR PUBLIC CARRIER. IT IS UP TO THE DRIVER TO DECIDE WHETHER OR NOT TO ACCEPT THE DELIVERY SERVICES REQUESTED BY PARTNER OR MERCHANT THROUGH THE LYFT PLATFORM. LYFT DOES NOT PROVIDE, SOURCE, OR VERIFY THE QUALITY, SAFETY, OR CONTENT OF THE PRODUCTS, AND EXCEPT AS EXPRESSLY PROVIDED HEREIN AS TO THE DELIVERY SERVICES, LYFT DISCLAIMS ANY RESPONSIBILITY FOR THE QUALITY AND CONDITION OF THE PRODUCTS.

10.	Indemnification

a.	Indemnification by Partner. In addition to any indemnification obligations set forth in this Agreement, Partner will defend, indemnify and hold harmless Lyft, its affiliates and their directors, officers, employees, subcontractors and agents from and against all third party claims, suits, causes of action, damages, costs (including reasonable and documented attorneys’ fees), judgments and other expenses (collectively, “Claim(s)”) arising out of or related to: (i) Partner’s breach of this Agreement; (ii) Partner’s violation of the representations and warranties; (iii) any allegation that Lyft’s use of Partner’s Marks or intellectual property as permitted herein infringes or misappropriates the intellectual property rights of a third party, including without limitation patent, copyright, trademark or other proprietary or intellectual property rights of such third party; (iv) Partner’s violation of applicable law; (v) Partner’s use or interaction with Lyft Materials other than expressly permitted herein; (vi) Customer’s failure to receive any Products delivered where the Driver has provided Proof of Delivery; (vii) Partner’s breach of any applicable obligations between Partner and Merchant; and (viii) Partner’s failure to disable a Merchant’s access to the Delivery Service at the written request of Lyft.

b.	Indemnification by Lyft. Lyft will indemnify, defend and hold harmless Partner, its affiliates and their directors, officers, employees and agents against all Claims arising out of or related to: (i) Lyft’s breach of this Agreement; (ii) Lyft’s violation of the representations and warranties; (iii) any allegation that Partner’s use of Lyft’s Marks or intellectual property as permitted herein infringes or misappropriates the intellectual property rights of a third party, including without limitation, patent, copyright, trademark or other proprietary or intellectual property rights of such third party; and (iv) Lyft’s violation of applicable law.

c.	Conditions of Indemnification. As a condition of the foregoing indemnification obligations: (i) the indemnified party (“Indemnified Party”) will promptly notify the indemnifying party (“Indemnifying Party”) of any Claim (provided that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure); (ii) the Indemnifying Party will have the sole and exclusive authority to defend or settle any such Claim (provided that the Indemnifying Party will obtain the Indemnified Party’s consent in connection with any act or forbearance required by the Indemnified Party, which consent will not be unreasonably withheld); and (iii) the Indemnified Party will reasonably cooperate with the Indemnifying Party in connection with the Indemnifying Party’s activities hereunder, at the Indemnifying Party’s expense. The Indemnified Party reserves the right, at its own expense, to participate in the defense of a Claim. The Indemnifying Party will pay all costs and reasonable legal fees following notice of the Claim, which shall be provided in accordance with this Section 10, and any settlement amounts agreed to be paid by the Indemnifying Party or any damages awarded against the Indemnified Party in connection with any such Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party will not settle any Claims for which it has an obligation to indemnify under this Section 10(c) admitting liability or fault on behalf of the Indemnified Party, nor create any obligation on behalf of the Indemnified Party, without the Indemnified Party’s prior written consent.

11.	Limitation of Liability

TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT FOR EITHER PARTY’S BREACH OF CONFIDENTIALITY OR FOR CLAIMS ARISING FROM PARTNER’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CLAIM FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, FOR LOSS OF GOODWILL, FOR LOSS OF BUSINESS PROFITS, OR DAMAGES FOR LOSS OF BUSINESS, OR LOSS OR INACCURACY OF DATA OF ANY KIND, OR OTHER INDIRECT ECONOMIC DAMAGES, WHETHER BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

EXCEPT FOR EITHER PARTY’S BREACH OF CONFIDENTIALITY OR FOR CLAIMS ARISING FROM PARTNER’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, THE AGGREGATE AMOUNT OF ANY AND ALL LIABILITY OF ONE PARTY TO THE OTHER FOR ANY CLAIM(S) ARISING FROM OR RELATING TO THE AGREEMENT, INCLUDING LYFT’S INDEMNIFICATION OBLIGATIONS, SHALL BE LIMITED TO DIRECT PROVABLE DAMAGES AND SHALL NOT EXCEED, IN ANY EVENT, (I) WITH RESPECT TO DATA SECURITY BREACHES, TWO MILLION DOLLARS ($2,000,000), AND (II) AS TO ALL OTHER CLAIMS, ONE MILLION DOLLARS ($1,000,000). THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO: 1) OUTSTANDING AMOUNTS OWED LYFT UNDER THIS AGREEMENT, INCLUDING AMOUNTS OWED BY PARTNER FOR API OR DELIVERY SERVICE FEES INCURRED BY PARTNER OR MERCHANTS; 2) PARTNER’S INDEMNIFICATION OBLIGATIONS HEREUNDER.

12.	Insurance

During the Term of this Agreement, Lyft shall maintain in force during the Term, at Lyft’s own expense and in addition to any insurance maintained by Drivers, at least the following insurance coverages for Delivery Services:

a.	Workers’ Compensation Insurance in accordance with state statutory laws, including Employers’ Liability with minimum limits of $1,000,000 for each accident.

b.	Commercial General Liability Insurance with limits of $1,000,000 per occurrence, $2,000,000 in the aggregate for bodily injury and property damage. The policy shall include coverage for liabilities arising out of premises, operations, independent contractors, product and completed operations, personal and advertising injury and contractual liability.

c.	Commercial Automobile Liability Insurance covering Delivery Services, with limits in accordance with state laws.

All policies maintained shall be written as primary policies, not contributing with and not supplemental to coverage Partner may carry and will contain a waiver of subrogation against Partner and its insurance carrier(s) with respect to all obligations assumed by Lyft under this Agreement. The fact that Lyft has obtained the insurance required hereunder shall in no manner lessen or otherwise affect Lyft’s other obligations or liabilities set forth in this Agreement.

13.	Charges, Payment and Pricing

a.	Charges and Payments. Lyft will invoice Partner for all fees associated with the Delivery Requests through the Partner Integration, including service fees, tolls, surcharges, prime time fees, price adjustments, cancellation fees, taxes and any other fees (collectively, “Delivery Fees”). Lyft shall invoice Partner on a monthly basis. All invoices shall be paid, without offset or deduction, within thirty (30) days of the date of invoice. Partner shall be responsible for the payment of any applicable sales or use taxes or any value-added, or similar taxes, other than taxes based upon Lyft’s income. In the event that Lyft pays any such taxes on behalf of Partner, Lyft shall invoice Partner for such taxes, and Partner agrees to pay such taxes in accordance with this Agreement. Notwithstanding the foregoing, if Partner requires Merchant to be invoiced by Lyft and to pay Lyft directly for all Delivery Fees, Partner will require Merchant to sign the Merchant Delivery Terms of Service set forth in Exhibit C directly with Lyft. Partner represents and warrants that in the event Partner fails to do so and Partner enables Merchant via the Partner Integration to send Delivery Requests, Partner shall be responsible for all Delivery Fees related to said Merchant unless and until such Merchant signs the Merchant Delivery Terms of Service directly with Lyft.

b.	Pricing and Partner / Merchant SLAs. Pricing information and details for Partner relationships with Independent Merchants are set forth in the Delivery Services Pricing Addendum in Exhibit A-1, and for all other Merchants, the Delivery Services Pricing Addendum in Exhibit C-2. All pricing set forth in Exhibit A-1 and Exhibit C-2 is based on the following assumptions: (“Partner SLAs” or “Merchant SLAs” as applicable): Driver pick-up for each Batched Delivery Request or Pre-Defined Delivery Request does not exceed five (5) minutes and each individual delivery does not exceed two (2) minutes. For clarity, the five (5) minute and two (2) minute time period begins when the Driver exits the vehicle and ends when the Driver enters the vehicle. Merchant will be charged for additional time resulting from: (i) a delay in having the Batched Delivery Request or Pre-Defined Delivery Request ready for the Driver upon pick-up; (ii) an individual delivery resulting from the delay of a Customer to complete the receipt and/or acceptance of the Product(s); (iii) inaccurate Customer address or delivery instructions; or (iv) Driver’s return route to Merchant to drop-off any unsuccessful Delivery Request.

c.	Disputes of Charges. Within thirty (30) days of the date of an applicable invoice, Partner may notify Lyft in writing (email will suffice) in the event Partner, in good faith, disputes any charges paid or payable by Partner under the Agreement. The Parties will work together to promptly resolve the applicable dispute. Lyft reserves the right to suspend Partner’s account in the event Partner disputes the charges until such dispute is resolved; provided, however, that any resolution is not due to Partner or Lyft’s delay. Notwithstanding the foregoing, all Delivery Fees and taxes not in dispute must be paid in accordance with this Agreement.

d.	Tips. Partner shall report via the Delivery API any tips or gratuities paid by Customers for Delivery Services by Drivers in connection with a Delivery Request (“Tips”). The Parties agree that one hundred percent (100%) of any Tips will pass through from Partner to Lyft to the Driver entitled to receive the Tip. Partner agrees not to bundle Tips with Delivery Fees paid to Lyft relating to the specific Delivery Request and will pay such Tips to Lyft according to the invoicing schedule set forth in this Agreement. No more than once per calendar quarter, Lyft shall have the right to request an examination of Partner’s records to verify the accurate computation of Tips pursuant to this Agreement. Any such examination must be requested upon reasonable advance notice and shall be conducted at Lyft’s sole expense and during normal working hours. If such examination reveals any inaccuracy, the necessary adjustments in payments of Tips will be promptly made by Partner to Lyft.

14.	Term and Termination

a.	Term and Termination. The Term of this Agreement is defined in Exhibit A. Either Party may terminate this Agreement upon prior written notice to the other Party, in the event of a material breach by the other Party of any material term or condition of the Agreement that remains uncured for thirty (30) days after receipt of written notice thereof from the non-breaching Party. Termination by either Party for breach shall be in addition to any other remedies the non-breaching Party may have for such breach. Either Party may terminate the Agreement immediately by written notice to the other party upon: (i) the other Party becoming insolvent; (ii) the other Party’s initiation of any proceeding under Federal bankruptcy or state insolvency law regarding its own bankruptcy, reorganization, or insolvency; (iii) the initiation of any proceeding under Federal bankruptcy or state insolvency laws against the other Party that is not dismissed within sixty (60) days; (iv) the appointment of a receiver or a similar officer for the other Party or for a substantial part of the other Party’s property; or (v) the other Party making an assignment for the benefit of creditors or otherwise being reorganized for the benefit of creditors.

b.	Effect of Termination. Upon the expiration of this Agreement, all rights, obligations and licenses of the Parties hereunder shall cease. The foregoing sentence does not apply to any information received under the Delivery Service. Sections 2, 4, 8, 9, 13, 14, 17 and all other provisions intended to survive shall survive any termination or expiration of this Agreement.

15.	Support Tickets and Delivery Claims.

Partner acknowledges and agrees that Lyft only provides a platform to help facilitate the delivery of Products to Customers. For Independent Merchants, Partner is responsible for any Customer complaints regarding the Products, including, but not limited to, complaints regarding the nature, quality, content and packaging of the Products delivered to Customer. In the event there is no “Proof of Delivery” from a Driver, or if the Products are destroyed during the Delivery Service, Partner may submit a claim for reimbursement (each a “Delivery Claim”) and may also submit support tickets (each a “Support Ticket”) for questions or concerns about the Delivery Services in accordance with the Support Ticket and Delivery Claims Addendum in Exhibit A-2. For all other Merchants, a Delivery Claim will be processed in accordance with Exhibit C-3. “Proof of Delivery” means a photo image capture by a Driver capturing Products and delivery location as proof that the Delivery Service has been successfully completed or description of where package is left where photo image capture fails, unless Partner or Merchant indicates an ID check and/or signature for receipt of delivery is required at the time of Delivery Request.

16.	Suspension

Lyft may, at its sole discretion, suspend Partner’s access, or direct Partner to suspend a Merchant’s access in the event: (i) Partner has violated the Agreement; (ii) a Merchant has violated the Merchant Delivery Terms of Service; (iii) there is reason to believe the Partner’s (or the applicable Merchant’s) use of the Lyft Platform or Delivery API is fraudulent or negatively impacting the operating capability of the Lyft Platform; (iv) Lyft determines, in its sole discretion, that providing the Lyft Platform and Delivery API is prohibited by applicable law, or it has become impractical or unfeasible for any legal or regulatory reason to provide the Lyft Platform and Delivery API; or (v) subject to applicable law, Partner or Merchant undergoes liquidation, commencement of dissolution proceedings, disposal of its assets or change of control, a failure to continue business, assignment for the benefit of creditors, or if Partner becomes the subject of bankruptcy or similar proceeding. Lyft will have no liability for any damages, liabilities, losses (including any loss of data or profits) or any other consequences that Partner or Merchant may incur in connection with any suspension pursuant to this Section.

17.	Miscellaneous

a.	Assignment. Neither Party may assign this Agreement (by operation of law or otherwise) without the prior written consent of the other Party, and any prohibition assignment or sublicense will be null and void. Notwithstanding the foregoing, either Party may assign this Agreement to an affiliate or successor in the event of a merger, sale, or acquisition of all or substantially all of the assigning Party’s assets or stock, and Lyft may assign the Agreement to an affiliate entity provided such affiliate is under common control with Lyft. This Agreement will be binding upon and inure to the benefit of the Parties’ permitted successors and/or assignees.

b.	Amendment/Waiver. No modification to this Agreement or any attachments thereto, nor any waiver of any rights, will be effective unless consented to in writing, and signed by the Parties. Waiver by either Party of a breach of any provision of this Agreement or the failure of either Party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right.

c.	Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

d.	Relationship. The relationship of the Parties hereunder is that of independent contractors, and this Agreement will not be construed to imply that either Party is the agent, employee, or joint venture of the other.

e.	Notices. Any notices hereunder shall be in writing (including email) and shall be sent to the addresses set forth herein or to such other address as either Party shall have notified to the other Party. Notices to Lyft shall be copied to legalnotices@lyft.com; Attn: General Counsel.

f.	Unenforceability. In the event that any provision or provisions of this Agreement will be held to be unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. Any ambiguity contained in this Agreement shall not be construed against any Party as the draftsman, but shall be construed in accordance with its fair meaning.

g.	Governing Law & Venue. This Agreement will be governed by the laws of the State of California, without regard to its conflict of laws principles. The Parties consent to the personal and exclusive jurisdiction of courts located in the County of San Francisco, California. Each Party waives a jury trial in any matter arising out of or relating to this Agreement.

h.	Arbitration. Any dispute, claim, or controversy arising out of or in connection with this Agreement or the breach, termination, enforcement, interpretation, or validity thereof (other than for claims or disputes related to the intellectual property of a Party), shall be determined through binding arbitration under JAMS’ Comprehensive Arbitration Rules and Procedures. The Parties shall share equally the fees and expenses of the JAMS arbitrator. The arbitration shall be conducted by a three arbitrator panel chosen by the mutual agreement of the Parties or, failing that, by JAMS under its then prevailing rules. Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The arbitrators shall have the authority to grant specific performance or any other equitable or legal remedy, including provisional remedies. Each Party will be responsible for its own incurred expenses arising out of any dispute resolution procedure. The Parties will jointly bear the expense of any arbitrators. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Agreement. If the Parties fail to agree upon a location, then such arbitration proceedings shall take place in San Francisco, California.

i.	Entire Agreement. This Agreement and all attachments hereto shall constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, statements, sales materials or presentations and agreements, oral and written with respect to the subject matter hereof. No oral or written information or advice given by Lyft, its agents or employees will create a warranty or in any way increase the scope of the warranties in this Agreement. Any Partner order form, vendor form, or similar document shall be construed solely as evidence of Partner’s internal business processes, and the terms and conditions contained thereon shall be void and have no effect with regard to this Agreement between the Parties even if signed by the Parties after the date hereof. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

**This space is intentionally left blank; signature page follows**

IN WITNESS WHEREOF, the Parties have executed this Agreement through their respective duly authorized representatives as of the Effective Date.

Alliance Pharma Solutions, LLC d/b/a DelivMeds		LYFT HEALTHCARE, INC.

By:	/s/ Suren Ajjarapu	By:	/s/ Buck Poropatich

Name:	Mr. Suren Ajjarapu	Name:	Buck Poropatich

Title:	CEO	Title:	Head of Lyft Healthcare

Date:	1/26/2022	Date:	1/26/2022

EXHIBIT A

PARTNER COMMERCIAL TERMS AND ADDITIONAL TERMS FOR DELIVERED

PRODUCTS

Partner Information
Partner Legal Name:

Postal Address for Billing:

Contact Name for Billing:

Email Address for Billing:

Term:

The Delivery Terms shall have an initial term of [insert number] months commencing on the Effective Date (the “Initial Term’). Upon the expiration of the Initial Term, the Delivery Terms shall automatically renew for successive additional one (1) year terms (each a “Renewal Term”). The Initial Term and Renewal Term(s) shall be collectively known as the “Term.” Notwithstanding the foregoing, after the Initial Term, either Party may terminate this Agreement without cause upon thirty (30) days prior written notice; provided, however, that no such termination shall take effect until such time as all previously scheduled Delivery Requests prior to the termination notice are complete.

Payment:	Fees:	API Fee. Lyft will waive the Partner a Delivery API fee for each completed Delivery Request submitted by Merchant through the use of the Lyft Partner Integration.

Delivery Services Fees. Lyft will charge Partner for each completed Delivery Requests for Delivery Services, including all tolls, taxes and other fees, in accordance with pricing as set forth in A-1 (Delivery Services Pricing Addendum) for Independent Merchants, or in accordance with Exhibit C-2, as applicable. For clarity, any taxes and tolls are excluded from any Upfront or Max Price.

	Invoice:	Partner shall be invoiced monthly and shall make all payments in accordance with the invoicing payment terms set forth in the Agreement. If the Agreement does not contain any invoicing payment terms, then Partner agrees to pay all undisputed fees within thirty (30) days after each invoice date.

Additional Terms for Delivered Products:	Products. “Products”
eggs, seafood, or mechanical items, hygiene office supplies

means non-perishable and perishable foods and supplies (“Grocery Items”); or dairy, poultry, beef, hot or cold temperature-sensitive and/or other prepared foods (“Sensitive Foods”); parts, supplies and products (“Mechanical Supplies”); or medical supplies not requiring medication, medications or medical supplies requiring prescriptions, personal care kits, and related items (together, the “Healthcare Items”); or such other retail items, electronics, and products produced or sold by Merchant (“General Goods”).

Delivery Limitations.

Partner represents and warrants that all Products for Delivery Services must be able to prescriptions, over-the-counter fit into a vehicle approved on the Lyft Platform, not to exceed more than 50lbs for each individual package, bag or box included with the delivery, but under no circumstances shall the total collective weight for all packages for a single delivery exceed 100lbs. An approved vehicle on the Lyft Platform may not include: SUVs, Mini-Vans, Vans, Trucks or vehicles supporting more than four (4) passengers, special needs vehicles, or vehicles designed or authorized to transport special equipment. Partner represents and warrants that the value for all Products for the Delivery Services for a single delivery shall not exceed $1,000, and agrees that Lyft shall not be responsible for any claims for Products in connection with a single delivery that exceed this amount.

No Contact Delivery. Until such time as guidance under the COVID-19 pandemic changes and the Parties mutually agree otherwise, Partner acknowledges and agrees that it will inform Merchants using the Partner Integration, and cause Merchants to inform Customers, that Drivers have been instructed not to have in-person contact or in-person interactions at the time of drop off, subject to the following. All items required to be delivered without Customer contact will be left at an appropriate drop off point for the Customer (e.g., front door, apartment complex delivery point, etc.) or, as appropriate for a Delivery Request, at the designated drop-off point of an authorized facility or location designated as the recipient location, and will not be required to be handed from Driver to Customer. Drivers on the Lyft Platform will not collect end-customer ID or signature during the COVID pandemic, consistent with the waiver of applicable regulations in effect during the pandemic for such requirements. Lyft will take reasonable steps to enable Drivers to collect these elements in the event applicable governmental regulations regarding social distancing have been removed in the relevant geographic area for specific Delivery Requests where Partner requests such collection. For Delivery Services to Customers that are businesses, deliveries will be left inside the Customer’s place of business at a location noted in the Delivery Request.

Packaging Requirements. Partner represents and warrants that Partner and/or each Merchant is responsible to adequately package the Products, to assess whether the Delivery Service is the appropriate method of delivery for any Delivery Requests made under the Agreement, including whether Delivery Requests using the Delivery Services comply with applicable laws. Partner and/or each Merchant will ensure that the outer packaging of all parcels provided to Drivers contains only the minimum amount of personal information necessary for Drivers to complete the Delivery Request, consisting of the recipient’s address and name.

Responsibilities regarding Sensitive Foods. In the event the Delivery Request includes Sensitive Foods, Partner and/or each Merchant will adequately package the Sensitive Foods to ensure compliance with applicable laws and regulations pertaining to food safety, including but not limited to (a) food preparation; (b) food handling and transporting; (c) timing for delivery of Sensitive Foods; and/or (d) Sensitive Foods packaging. Sensitive Foods Packaging may include but is not limited to (a) sealed cold storage bags or containers; (b) sealed heat sensitive bags or containers; and (c) sealed or bagged perishable foods with handles to avoid or reduce the Driver’s direct contact with perishable foods. Merchant will be responsible for ensuring that all Delivery Services containing Sensitive Foods can be delivered in thirty (30) minutes or less from the start of the Delivery Request until delivered to the Customer.

Healthcare Items, Addendum and/or Business Associate Agreement. In the event Partner and/or a Merchant seeks to submit any Delivery Requests to deliver Healthcare Items, Partner acknowledges and agrees that (1) an additional addendum providing a description of authorized Healthcare Items for delivery, additional Partner and/or Merchant responsibilities, and/or any Proof of Delivery requirements for delivery of such Healthcare Items may be required, and (2) Lyft’s Business Associate Agreement at https://go.lyftbusiness.com/business-associate-agreement/ will apply, as applicable. Further, Partner acknowledges and agrees that any Delivery Requests for Healthcare Items that are prescription medication must be packaged consistent with industry standards for pharmacy packaging of medications intended for individual consumers.

Regions/Markets:

Lyft will provide a list of Markets in which the Delivery Services are available. Partner will not launch the Delivery Services in any market without Lyft’s prior consent, which may be given by email.

Throughout the Term, the Parties may, upon mutual agreement (which may be via email), add or remove Markets available for the Delivery Services.

Marketing	Partner will market the Lyft Partner API integration to Partner’s Merchants. Partner and Lyft agree to collaborate on any joint statements or co-branding to promote the partnership.

Implementation	Partner will be solely responsible for installing and maintaining the Lyft Partner API integration and providing Administrator training on the use of the Delivery Service with the Lyft Partner API integration.

EXHIBIT A-1

DELIVERY SERVICES PRICING ADDENDUM

1.	Pricing

Pricing is based upon the Partner Rate Card + Primetime + Tolls + Taxes (“PPTT”) (subject to Partner SLAs). The “Partner Rate Card” means the base fare plus the time and distance fees for Delivery Services for each Market (as outlined in Exhibit A-1). Partner Rate Cards will be provided to Partner prior to launching the Delivery Services in each Market. For clarity, Partner Rate Cards may be updated from time to time upon prior written notice of such change.

a.	Upfront Price: If Partner submits a Pre-Defined Delivery Request, the Lyft Delivery API will provide the upfront price (“Upfront Price”). Provided that there are no price adjustments or Returns, Partner will be charged for the Upfront Price for each Pre-Defined Delivery Request. In the event Partner does not include an individual delivery as part of the multi-stop Delivery Request, the Partner will still be charged the full Upfront Price amount.

b.	Maximum Price: If Partner submits a Batched Delivery Request and sets a maximum price for all Delivery Requests that are not for a pre-defined route (“Max Price”), Lyft will dispatch Delivery Requests only that are at or below the Max Price set by the Merchant. Provided that there are no price adjustments or Returns, Partner will be charged for at or below the Max Price for each Batched Delivery Request. In the event Partner does not include an individual delivery as part of the Delivery Request, Partner will still be charged the full Max Price amount.

2.	Price Adjustments

The Upfront Price and/or Max Price may be adjusted based upon any missed Partner SLAs. Any price adjustments shall be in accordance with PPTT for an applicable Market, including any applicable cancellation fees, taxes, tolls or other fees. Any applicable price adjustments will be reflected in the final price at the end of the completed Batched or Pre-Defined Delivery Request.

3.	Cancellation Fees

Partner may cancel a Pre-Defined Delivery Request within two (2) minutes after the Driver accepts the Delivery Request. Any cancellations after the two (2) minute grace period, Partner will be charged a cancellation fee of $5-$10 (depending on the Market). Additionally, Partner will be charged a flat rate cancellation of $5-$10 (depending on the Market) in the event Partner and/or Merchant does not have the Delivery Request ready when the Driver arrives at the pick-up time (this assumes that Partner and/or Merchant cannot provide the Driver with the Delivery Request within five (5) minutes of the Driver’s arrival for pick-up). Partner cannot cancel an individual delivery that is included in a Batched Delivery Request once the individual delivery is included in the Batched Delivery Request. Individual deliveries are generally included in a Batched Delivery Request two (2) hours before the designated pick-up time. This fee may be passed on to the customer or merchant at Partners discretion.

4.	Returns

Partner will be responsible for any additional miles and minutes accrued for any return of an unsuccessful Delivery Request based on time and distance fees (each a “Return”).

EXHIBIT A-2

SUPPORT TICKET AND DELIVERY CLAIMS ADDENDUM

1. Support Tickets for Delivery Services. Lyft will provide a contact form or other method by which Partner may submit a support ticket (“Support Ticket”) as to a question or concern about the Delivery Services performed by a specific Driver as to the following: (a) safety of driving, (b) Driver behavior or interaction with Partner, Merchant or Customer during pick-up or drop-off of Products, (c) Driver cancellations, (d) request to remove a Driver from all requested Delivery Services, or (e) to submit a Delivery Claim (as defined below). Partner should file a Support Ticket within twenty-four (24) hours of the delivery event resulting in Partner’s question or concern.

2. Delivery Claims for Product Loss. If the Driver accepts the Delivery Request, picks-up the Product, and while the Product is in Driver’s possession it is subsequently: (a) damaged, (b) destroyed, or (c) does not arrive at the drop off location, and the Driver has failed to provide Proof of Delivery, Partner may submit a Support Ticket requesting reimbursement via a Lyft contact form or other method provided by Lyft (each a “Delivery Claim” or collectively, the “Delivery Claims”).

3. Filing a Delivery Claim. Partner should file a Delivery Claim within twenty-four (24) hours of the delivery event resulting in the Product destruction, damage, or where the Product does not arrive at the drop off location and the Driver has failed to provide Proof of Delivery. All Delivery Claims must include, at a minimum, the supporting information or documentation outlined below to allow Lyft or Lyft Insurance Partners (as defined below) to complete their investigation.

4. Supporting Information or Documentation. For Lyft to process a Delivery Claim, Lyft requires the following information from Partner:

(a) Date Product intended to be delivered

(b) Pick-Up and Drop-Off Addresses

(c) Description of the Product, including pictures of the Product from different angles (if this can be provided)

(d) Description of the damage or destruction

(e) The value of the loss, damage, or package not delivered, including repair estimates for damaged Products (if applicable to the specific Product). Value may be demonstrated by providing a receipt or invoice evidencing the purchase price and repair or replacement cost.

Lyft or Lyft’s Insurance Partner (as defined below) may request additional information as needed.

5. What is Considered Damaged or Destroyed. A Product is considered damaged if the Product is able to be repaired so it can be used for its intended purpose. A Product is considered destroyed if the Product cannot be repaired or cannot be used in any way for its intended purpose.

6. Claims for No Proof of Delivery. If a Delivery Request is accepted by a Driver and the Driver picks up the Products for delivery, but the Customer does not receive the package and neither Partner, Merchant nor Customer receives Proof of Delivery, Partner can submit a Delivery Claim for the full value of the Products that were not received.

7. Next Steps. Each Delivery Claim will be reviewed by Lyft to determine: (a) whether the delivery was completed as requested, (b) if the Driver still has the Product for delivery, and (c) whether the Driver can complete the Delivery Request. Lyft will be responsible for resolving any Delivery Claim where the full value of the Products that were not received is less than five hundred dollars ($500). If the full value is equal to or greater than five hundred dollars ($500), Lyft will submit the Delivery Claim to Lyft insurance partners or third-party administrators (each an “Insurance Partner” or collectively, the “Insurance Partners”) to conduct an investigation. The Insurance Partner will make multiple attempts to reach out to Partner and Lyft during the first forty-eight (48) business hours from the date of the Delivery Claim submission. Insurance Partners will be responsible for resolving any Delivery Claim with a value in excess of five hundred dollars ($500), including any negotiated settlement amount. Notwithstanding the foregoing, approximately ninety (90) days after the first Delivery Request is fulfilled, the Parties agree to evaluate this Addendum and any Delivery Claims hereunder and to work together in good faith to revise this Addendum in a mutually agreeable way to mitigate costs to the Parties.

8. Delivery Claims and Support Tickets Lyft does not Support. Lyft does not support any Delivery Claims or Support Tickets that relate to the following: (a) quality, (b) quantity, (c) safety, (d) use, (e) damage or destruction of fragile items or prepared foods due to packaging, (f) storage or (g) resulting illness or injury, including death, resulting from the (a) - (f). Additionally, Lyft will not be responsible for Delivery Claims or Support Tickets for: (i) damage or destruction to Products occurring after Delivery, or (ii) Sensitive Foods or Grocery Items that are frozen, melted, spoiled or deteriorated, or (iii) deliveries or stolen deliveries where Proof of Delivery is provided as long as Proof of Delivery aligns with the delivery address.

EXHIBIT B

DELIVERY API ADDENDUM

This Lyft Delivery API Addendum (“API Addendum”) is subject to the contract to which this API Addendum is attached (the “Agreement”) between Lyft, Inc., a subsidiary, or an affiliate (collectively, “Lyft”) and Partner (referred to herein as “you” or “your”), and governs your access and use of Lyft’s application programming interface (“API”). All capitalized words used in this API Addendum shall have the meanings set forth in the Agreement unless otherwise defined herein. To the extent of a conflict between the API Addendum and the Agreement, the terms of this API Addendum control. Other than as set forth in this API Addendum, the Agreement remains unchanged and in full force and effect.

1. License Grant

You operate the Partner Platform into which you desire to integrate the API to access and use Lyft’s platform, applications, or services. Lyft desires to grant you access to the API solely to accomplish the Use Case (as defined below).

Subject to this API Addendum, you are hereby granted a limited, non-exclusive, non-sublicensable, non-assignable, freely revocable license to access and use the API (and any supporting documentation provided by Lyft) for the sole purpose of providing the Delivery Service to Merchants via the integration between the Delivery API and the Partner Platform (the “Use Case”), in order to display and transmit data made available by Lyft through the API (“Lyft Content”), and/or provide data to Lyft through the API. You shall not deviate from the Use Case, nor use the Lyft Content, nor the API for any other purpose without Lyft’s express, prior written consent. The license granted to you hereunder is granted solely to you and not, by implication or otherwise, to any parent, subsidiary, or affiliate. Lyft reserves the right to throttle, suspend, or revoke your access to the API without prior notice if Lyft determines that you have violated the API Addendum or the Agreement. Lyft reserves all rights not expressly granted to you herein.

To integrate the API into the Partner Platform, Lyft will publish the API to the Partner Platform. You shall provide and implement the requisite controls and restrictions needed in the Partner Platform to ensure that only you can access and use the API.

2. Representations, Warranties, Covenants

You represent, warrant, and covenant as follows:

a.	You shall notify Lyft immediately if you receive any complaint based on your use of the API.

b.	You shall provide any information and/or other materials requested by Lyft from time to time to verify your compliance with this API Addendum, which information and/or other materials would be considered confidential information under the Agreement, subject to any restriction on such disclosure required by applicable law or your confidentiality obligations to any third party. Lyft may audit (including by hiring an independent auditor acting on Lyft’s behalf) your use of the API to ensure compliance with this API Addendum.

c.	You shall use the API solely as specified by the Agreement and this API Addendum.

d.	You shall not modify, adapt, translate, decompile, disassemble, reverse engineer, reverse assemble, analyze or otherwise examine, prepare derivative works of, or attempt to derive source code from the API, or attempt to do any of the foregoing.

e.	You shall not obtain access to the API without all necessary authorization, and shall prevent unauthorized access to the API using your connections or credentials.

f.	You shall not introduce any viruses, worms, Trojan horses, malware, or any other harmful code that could, in Lyft’s sole discretion, affect the API.

g.	You shall not copy or extract any features or functionality from, distribute, sell, resell, lend, lease, rent, use, allow access to, or otherwise commercialize or monetize the API or Lyft Content (except if expressly permitted in the Agreement or this API Addendum).

h.	You shall not, except as otherwise expressly agreed by the parties in writing, aggregate the Lyft Content (including metadata) to create databases, or any other compilations of the API or the Lyft Content, or use the Lyft Content to populate any other sites, applications or services other than Partner Platform.

i.	You shall not suggest or imply any endorsement or approval of the Partner Platform or any advertising or third-party content contained in the Partner Platform by Lyft.

j.	You shall not interfere, disrupt, misuse, abuse or otherwise adversely impact the stability of, in Lyft’s sole discretion, the API or servers, networks, or applications providing or using the API.

k.	You shall not circumvent any territorial filtering imposed by Lyft.

l.	You shall not use web scraping, web harvesting, web data extraction, or any other process that uses an automated bot or web crawler to extract data from Lyft.

m.	You shall not use the API for any illegal or unauthorized purpose, including the violation or misappropriation of any third party’s privacy or publicity rights, intellectual property rights, or other proprietary rights.

n.	You shall not remove, obscure, or alter any notice of patent, copyright, trademark or other proprietary right appearing in the API, whether of Lyft or any other third party.

o.	You shall not access any undocumented feature of the API, or use any documented feature of the API, other than for its intended purpose.

p.	You shall not impose or purport to impose any obligation on any person, or grant or purport to grant any right, power or authority to yourself or any other person, that would be inconsistent with this API Addendum, and any such obligation, right, power or authority purportedly imposed or granted shall be null and void.

q.	You shall not attempt to conceal your identity or the Partner Platform’s identity when requesting authorization to use the API, or use any credentials other than your own, or use any credentials after Lyft has revoked your authorization.

r.	You shall not use the API for the purpose of collecting personally identifiable information without obtaining all appropriate and/or required consents.

s.	You shall not use the API in such a way that knowingly harms, misuses, or brings into disrepute Lyft or Lyft’s brands, trademarks, logos or names.

t.	You shall not distribute any application online through one or more website(s) that is/are confusingly similar to the API or use the Lyft trademarks, or words confusingly similar or describing Lyft’s products or services, as the registered URL for your website(s), except as expressly approved in writing by Lyft.

u.	You shall not use an unreasonable amount of bandwidth, storage or processing power as determined by Lyft in its sole discretion, or use the API in a manner that exceeds any quota limitations.

v.	You shall not use the API in connection with any content, products, or services that are defamatory, libelous, violent, obscene, pornographic, unlawful or otherwise offensive, in Lyft’s sole discretion.

w.	You shall comply with all applicable local, state, national and international laws, and regulations, including without limitation, copyright and other laws protecting proprietary rights.

x.	You understand that any products, data, software, or technology transferred under this API Addendum are subject to U.S. and foreign export and re-export control laws and regulations, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and trade and economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control. You agree to comply with these and all applicable export control and sanctions laws and regulations. Specifically, you will not sell, export, re-export, transfer, divert, or otherwise dispose of any products, software, data or technology (including products derived from or based on such technology received under this API Addendum to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. This export clause shall survive termination or cancellation of the API Addendum and the Agreement.

y.	To the extent applicable to the Partner Platform you will comply with all rules and regulations of any applicable payment network or association, including, but not limited to, any widely adopted industry standards for credit card or other payment information and protection of personally identifiable information.

z.	You shall not release or otherwise make the integration of the API and the Partner Platform available to others without Lyft’s express, prior written approval in each instance, which includes but is not limited to using “Lyft” consistent with Lyft’s brand guidelines.

aa.	You shall not connect, link, or otherwise integrate the API with any of your customer’s or any other third party’s software, application, or service without obtaining Lyft’s written consent (email will suffice) before any integration or development work involving the API and the Partner Platform.

3. Ownership

Lyft owns all right, title, and interest in and to all intellectual property and other rights in and to, its software applications including (but not limited to the API), the Lyft Content, and any other proprietary technology, including supplemental documentation, and any updates or modifications to the foregoing. Except for the limited licenses expressly granted herein, this API Addendum grants you no right, title, or interest in any of the foregoing.

4. Usage and Quotas

Lyft sets and enforces limits on the use of the API, by, for instance, limiting the number of API requests that you may make. Lyft may limit the number or nature of network calls made by you or the Partner Platform. You shall not attempt to circumvent such limitations. Lyft may change such usage limits at any time with or without notice and may use any means to enforce its usage limitations to prevent overuse of the API, including but not limited to restricting or terminating, including by technical means, your use of the API. If you want to use the API beyond these limits, you must obtain Lyft’s express written consent. Lyft may decline such request or condition acceptance on your agreement to additional terms and/or fees.

5. Attribution

You shall not use Lyft’s marks, name, logos or branding (or anything confusingly similar) in any way, including, but not limited to, in the hostname lyft.domain.com without prior express written permission from Lyft. If you do receive permission to use the name, marks or logos of Lyft, you shall not use them in any manner that creates a false suggestion, either directly or indirectly, that the Partner Platform is sponsored by Lyft or an “official” Lyft application. In addition, you shall not use Lyft’s marks, name, logos or branding in any way that takes unfair advantage of Lyft’s goodwill or is likely to cause consumer confusion. Subject to the foregoing, you may use the Lyft logo in connection with the integration of the API with the Partner Platform, subject to Lyft’s prior written approval, and any instructions and brand guidelines provided to you in writing.

6. Documentation; Modifications

Lyft may provide you with documentation that may be relevant or useful in using the API. However, Lyft has no obligation to provide any such documentation or any maintenance, support, modifications or training for the set-up or use of the API. Lyft strives to continually improve the API. Lyft may modify, update, suspend, or discontinue any aspect of the API without notice. Lyft may provide advance notice if feasible. While Lyft endeavors to avoid modifications to the API that are not backward compatible, it is your responsibility to ensure that your use of the API is compatible with the latest version. Lyft shall have no liability for any modifications in or discontinuation of the API, any loss of your data, any support Lyft may elect to provide, or any other losses, expenses, and/or damages associated with API modifications, updates, suspension, or discontinuation as provided above.

7. Disclaimer; Limitation of Liability

Lyft does not warrant that the API, the Lyft Content, or any data, documentation, or any other information offered on or through the API will be uninterrupted, accurate, or free of errors, viruses or other harmful components, or that any of the foregoing shall be corrected.

THE API, ANY DOCUMENTATION, AND LYFT CONTENT ARE PROVIDED ON AN “AS IS,” “AS AVAILABLE,” “WITH ALL FAULTS” BASIS AND WITHOUT WARRANTIES OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED. TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO APPLICABLE LAW, LYFT, ITS CONTRACTORS,, AND SUPPLIERS DISCLAIM ALL WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF PROPRIETARY RIGHTS. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM LYFT, OR ANYONE ACTING ON BEHALF OF LYFT, OR THROUGH THE API, WILL CREATE ANY WARRANTY NOT EXPRESSLY STATED HEREIN, AND YOU ACKNOWLEDGE THAT YOU ACCESS, DOWNLOAD, INTEGRATE, AND/OR USE THE API AT YOUR DISCRETION AND RISK AND THAT YOU SHALL BE SOLELY RESPONSIBLE FOR ANY DAMAGE TO YOUR PROPERTY (INCLUDING ANY COMPUTER SYSTEMS USED IN CONJUNCTION WITH THE API) OR LOSS OF DATA THAT RESULTS FROM ACCESSING, DOWNLOADING, INTEGRATING, OR USING THE API.

SUBJECT TO THE FOREGOING PARAGRAPHS IN THIS SECTION AND ANY LIMITATIONS OF LIABILITY IN THE AGREEMENT, UNDER NO CIRCUMSTANCES AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WILL LYFT BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS, REVENUE, OR ANTICIPATED PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT YOU WERE ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

YOU EXPRESSLY ACKNOWLEDGE THAT AS USED IN THIS SECTION, THE TERM LYFT INCLUDES LYFT’S OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, AGENTS, AFFILIATES, LICENSORS, AND SUBCONTRACTORS.

You acknowledge that the limitations and exclusions contained in the Agreement, this Section, and elsewhere in this API Addendum are a condition precedent to Lyft granting you the license herein. You further acknowledge that Lyft will not provide you with access to the API without such limitations and exclusions. Without limiting the generality of the foregoing, you and Lyft acknowledge that (a) the provisions that limit liability, disclaim warranties, or exclude consequential damages or other damages or remedies will be severable and independent of any other provisions and will be enforced as such, regardless of any breach or other occurrence, and (b) all limitations of liability, disclaimers of warranties, and exclusions of consequential damages or other damages or remedies will remain fully valid, effective, and enforceable in accordance with their respective terms, even under circumstances that cause any exclusive remedy under the Agreement or this API Addendum to fail of its essential purpose.

EXHIBIT C

Partner Name (“Partner”): Alliance Pharma Solutions, LLC d/b/a DelivMeds

MERCHANT DELIVERY TERMS OF SERVICE

By agreeing to these Merchant Delivery Terms of Service and the exhibits attached hereto (collectively, the “Delivery Terms”) through the Partner named above you agree these Delivery Terms will constitute a legally binding agreement by and between the merchant identified within Partner’s sign up page (“Merchant”) and Lyft, Healthcare, Inc., a Delaware corporation located at 185 Berry Street, Suite 5000, San Francisco, CA 94107 (“Lyft”). Lyft and Merchant are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

SECTION 16 OF THE DELIVERY TERMS CONTAINS PROVISIONS THAT GOVERN HOW CLAIMS BETWEEN MERCHANT AND LYFT CAN BE BROUGHT. THESE PROVISIONS WILL, WITH LIMITED EXCEPTION, REQUIRE MERCHANT TO SUBMIT CLAIMS MERCHANT HAS AGAINST LYFT TO BINDING AND FINAL ARBITRATION ON AN INDIVIDUAL BASIS, NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY CLASS, GROUP OR REPRESENTATIVE ACTION OR PROCEEDING.

RECITALS

WHEREAS, Partner and Lyft have entered into that certain Integration and Delivery Services Agreement (the “Agreement”) pursuant to which enables Partner to provide authorized businesses the ability to submit Delivery Requests on behalf of Customers for Delivery Services; and

WHEREAS, Merchant desires to have the ability to submit Delivery Requests to facilitate Delivery Services on behalf of Customers.

NOW, THEREFORE, in consideration of the above recitals and the covenants and agreements stated below, and intending to be legally bound, Merchant and Lyft hereby agree as follows:

DELIVERY TERMS OF SERVICE

1.	Background

Lyft operates a transportation-as-service platform (the “Lyft Platform”), which allows businesses the opportunity to request (each a “Delivery Request”) transport of certain authorized products (the “Products” as further defined in Exhibit C-1) from one location to another (“Delivery Service”). The Delivery Service is provided by independent contractors who are authorized users of the Lyft Platform (each a “Driver” or collectively, the “Drivers”). Partner operates an integrated technology solutions platform (“Partner Platform”) which allows businesses selling Products features and functionalities to better manage their business. Partner will integrate Lyft’s delivery application programming interface (the “Delivery API”) into the Partner Platform to enable businesses selling Products (each a “Merchant” or collectively the “Merchants”), using a Merchant designated administrator (each a “Administrator”) with the ability to request Delivery Services to deliver Products to Merchant customers (each a “Customer” or collectively the “Customers” and Partner’s integration of the Delivery API is the “Partner Integration”).

2.	License

a.	License Grant. During the Term as set forth in Exhibit C-1, Lyft grants to Merchant a non-exclusive, non-transferrable, non-assignable, non-sublicensable, revocable, limited license to send Delivery Requests via the Partner Integration and to access and receive data from Lyft solely in connection with the Delivery Services provided under these Delivery Terms (“Lyft Data”).

b.	Restrictions. Merchant shall not, and shall not authorize others to: (i) decompile, disassemble, reverse engineer or otherwise attempt to derive the source code or underlying technology, methodologies or algorithms of the Lyft Data; (ii) sublicense, lease, rent, sell, assign, give or otherwise transfer or provide the Lyft Data to any unaffiliated party excepted as may be provided in the Delivery Terms; or (iii) interfere with, modify or disable any features or functionality of the Delivery API or Lyft Platform; (iv) use the Delivery API, Lyft Platform or Lyft Data in any manner the violates any law or regulation; and (v) use the Delivery API, Lyft Platform or Lyft Data for any reason other than specifically provided or intended under the Delivery Terms. Lyft reserves all rights not expressly granted under these Delivery Terms.

3.	Confidentiality

a.	Definition. Each Party (“Discloser”) may disclose certain information to the other Party (“Recipient”)
that is deemed “Confidential Information” of the Discloser. “Confidential Information” means the terms and conditions of the Delivery Terms, the Lyft Delivery API, Delivery Services and Lyft Platform any information disclosed by Discloser to Recipient in connection with the Delivery Terms that is marked or otherwise designated as confidential or proprietary, or that should otherwise be reasonably understood to be confidential given the nature of the information and the circumstances surrounding disclosure, including but not limited to all information covered by applicable privacy laws and any proprietary and confidential information of the Discloser or its affiliates, including, without limitation, customer lists, pricing, phone numbers, concepts, processes, plans, designs and other strategies, “know how”, financial and other business and/or technical information, including Customer or Merchant lists, and materials of the Discloser and its Affiliates. “Confidential Information” does not include any information or materials disclosed to Recipient by Discloser which Recipient can demonstrate by means of written evidence: (i) was already rightfully known to Recipient at the time of its receipt hereunder as shown by contemporaneous documents in Recipient’s files; (ii) is or becomes generally available to the public other than by means of Recipient’s breach of its obligations under the Delivery Terms; (iii) is independently obtained from a third party whose disclosure violates no duty of confidentiality; or (iv) is independently developed by or on behalf of Recipient as shown by contemporaneous documents in Recipient’s files without use of or reliance on any Confidential Information of Discloser.

b.	Use and Disclosure. Recipient shall use the Confidential Information solely to fulfill its obligations and exercise its rights under the Delivery Terms, and all Confidential Information shall remain at all times the sole and exclusive property of Discloser. Recipient shall hold Discloser’s Confidential Information with at least the same degree of care as it holds its own Confidential Information and may disclose Confidential Information to its employees, agents, contractors, and actual or potential investors, who have a need to know such information and are subject to enforceable obligations, no less stringent than those set forth herein, to maintain the confidentiality of such information. Recipient may disclose the Confidential Information as required by applicable law provided that, prior to any such compelled disclosure, Recipient will, if permissible: (i) promptly notify Discloser in writing to allow Discloser a reasonable opportunity to resist such disclosure and/or seek a protective order; and (ii) reasonably cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure. In the event that such protection against disclosure is not obtained, Recipient will be entitled to disclose the Confidential Information of the Discloser, but only as and to the extent necessary to legally comply with such compelled disclosure.

c.	Injunctive Relief. The Parties expressly acknowledge and agree that no adequate remedy exists at law for an actual or threatened breach of this Section and that, in the event of an actual or threatened breach of the provisions of this Section, the non-breaching Party will be entitled to seek immediate injunctive and other equitable relief, without waiving any other rights or remedies available to it. Each Party will promptly notify the other in writing if it becomes aware of any violations of the confidentiality obligations set forth in this Section.

4.	Delivery Service Details.

a.	Delivery Administrator. Merchant will designate at least one (1) authorized personnel to serve as Merchant’s administrator (each, an “Administrator”) to access and use the Partner Integration and the Administrator will be required to create login credentials. Merchant will take all reasonable precautions to prevent unauthorized access using Administrator’s login credentials and notify Lyft promptly of any such known unauthorized access or use. Merchant is solely responsible for all of its use of the Delivery Services under its Administrator account(s). Merchant will indemnify Lyft for all activity occurring under Merchant’s Administrator’s account(s), except to the extent caused by Lyft’s breach of the Delivery Terms, and this obligation shall survive termination of the Delivery Terms.

b.	Delivery Request Selections. Administrator may request Delivery Services for a Customer by submitting a Delivery Request through the Partner Integration. Administrator may select to deliver a Product by submitting either (1) a “Batched Delivery Request” or (2) a “Pre-Defined Delivery Request.” A “Batched Delivery Request” means multiple Delivery Requests are submitted with pick-up and drop-off times that Lyft may aggregate and batch on the most efficient delivery routes possible. A “Pre-Defined Delivery Request” means a single or multi-stop on-demand Delivery Request submitted with a specified route to be delivered right away or a time in the future as scheduled.

c.	Delivery Request Details. Each Delivery Request must include all relevant information, including, Merchant name, Merchant phone number, Merchant pick-up address, description where the Products are located for pick-up, and total weight or approximate size of the Products being picked up (“Merchant Data”), Customer name, Customer phone number, and Customer drop-off address (“Customer Data”). Lyft will transmit the Delivery Request via the Lyft Platform to available Drivers. Once the Delivery Request is accepted by the Driver, Lyft or Driver may communicate with the Administrator via phone calling or texting features within the application to provide updates on the Delivery Services. If the Delivery Request is not accepted, the Administrator will be notified of such non-acceptance or unavailability. Any Delivery Request cancellations by Merchant will be subject to Lyft’s cancellation policy and fees as set forth in the Delivery Services Pricing Addendum in Exhibit C-2.

d.	No Interstate Delivery. Merchant represents and warrants that the Delivery Services are not intended to be used in interstate commerce and such will not submit any Delivery Requests for deliveries that cross state lines.

e.	Notices and Consents.

i.	Delivery Request Notices. Merchant is obligated to notify Customers that Lyft will (i) receive information related to certain Delivery Requests, including but not limited to, Customer Data and (ii) disclose such Customer Data and invoices with third parties to perform authorized services for Customers. Merchant represents and warrants that all Customers for whom Merchant submits a Delivery Request via the Partner Platform have consent to the collection, use and disclosure of Customer Data as necessary for the Parties to perform the Delivery Terms.

ii.	Data Usage. Merchant consents on behalf of itself and each Customer to allow Lyft to use Customer Data and/or Merchant Data to: (i) transmit the Delivery Requests via the Delivery API and Lyft Platform; (ii) send automated transactional communications, including but not limited to SMS texts or phone calls to, the Merchant or Customer relating to the Delivery Request or Delivery Service; (iii) disclose the Merchant Data and/or Customer Data with the Driver who accepted the Delivery Request; provided that, if Customer is an individual, the Driver will only receive the first name of the Customer, Customer address and Customer phone number (masked as to the Driver); and (iv) use and store the Merchant Data and/or Customer Data for the internal purposes of Lyft, subject to Lyft’s Privacy Policy (https://www.lyft.com/privacy). Merchant also consents on behalf of itself and each Customer to allow Lyft to disclose any Merchant Data and/or Customer Data with its authorized vendors, service providers, and subcontractors solely for purposes of performing Lyft’s obligations hereunder.

iii.	Consents. Merchant represents and warrants that it has obtained all necessary consents from each Customer to disclose such Customer Data for the purposes set forth herein. Merchant agrees to defend, indemnify and hold harmless Lyft and its directors, officers, employees, subcontractors and agents from and against all third-party claims arising out of or related Merchant’s failure to obtain the required Customer consents set forth in the Delivery Terms or Merchant’s breach or failure to comply with applicable notices and consents law, including but not limited to the Telephone Consumer Protection Act of 1991 (as amended), and the CAN SPAM Act of 2003. It is the responsibility of Merchant to ensure that Customer Data is accurate and complete, and Lyft shall not be liable to Merchant, a Customer, or any other party with respect to inaccurate or incomplete Customer Data supplied by Merchant.

5.	Charges, Payments and Pricing

a.	Charges and Payments. Merchant agrees to pay for all fees associated with the Delivery Requests sent through the Partner Integration, including service fees, tolls, surcharges, prime time fee, fee adjustments, cancellation fees or taxes and/or any other fees (collectively, the “Delivery Fees”). Merchant shall be responsible for the payment of any applicable sales or use taxes or any value added or similar taxes, other than taxes based upon Lyft’s income. In the event that Lyft pays any such taxes on behalf of Partner, Lyft shall invoice Merchant for such taxes and Merchant agrees to pay such taxes in accordance with these Delivery Terms.

b.	Payment to Partner. Unless otherwise specified in Exhibit C-1, Partner shall invoice Merchant for all applicable Delivery Fees on a monthly basis, and any payment obligations will be agreed upon between Partner and Merchant.

c.	Payment to Lyft. If Merchant will be invoiced by Lyft, then Lyft shall collect all applicable Delivery Fees under the Delivery Terms, and all invoices provisioned by Lyft shall be paid, without offset or deductions, within thirty (30) days of the date of invoice. If Merchant is overdue on any payment and fails to cure such non-payment within ten (10) business days of written notice of the non-payment, then Lyft may assess, and Merchant will pay, a late fee of the lesser of 1.5% per month or the maximum amount allowable by law.

d.	Pricing and Merchant SLAs. Pricing information and details are set forth in the Delivery Services Pricing Addendum in Exhibit C-2. All pricing as set forth in Exhibit C-2 is based on the following assumptions (“Merchant SLAs”): Driver pick-up for each Batched Delivery Request or Pre-Defined Delivery Request does not exceed five (5) minutes and each individual delivery does not exceed two (2) minutes. For clarity, the five (5) minute and two (2) minute time period begins when the Driver exits the vehicle and ends when the Driver enters the vehicle. Merchant will be charged for additional time resulting from: (i) a delay in having the Batched Delivery Request or Pre-Defined Delivery Request ready for the Driver upon pick-up; (ii) an individual delivery resulting from the delay of a Customer to complete the receipt and/or acceptance of the Product(s); (iii) inaccurate Customer address or delivery instructions; or (iv) Driver’s return route to Merchant to drop-off any unsuccessful Delivery Request.

6.	Support Tickets and Delivery Claims

Merchant acknowledges and agrees that Lyft only provides a platform to help facilitate the delivery of Products to Merchant’s Customers. Merchant is responsible for any Customer complaints regarding the Products, including, but not limited to, complaints regarding the nature, quality, content and packaging of the Products delivered to Customer. In the event there is no “Proof of Delivery” from a Driver or if the Products are destroyed during the Delivery Service, Merchant may submit a claim for reimbursement (each a “Delivery Claim”) in accordance with the Support Ticket and Delivery Claims Addendum in Exhibit C-3. Merchant may also submit support tickets (each a “Support Ticket”) as to questions or concerns about the Delivery Services in accordance with the Support Ticket and Delivery Claims Addendum in Exhibit C-3. “Proof of Delivery” means (i) a photo image capture by a Driver capturing Products and delivery location as proof that the Delivery Service has been successfully completed; (ii) signature for receipt of delivery; (iii) bar code scanning upon receipt; or (iv) such other methods as may be implemented or agreed upon by the Parties.

7.	Suspension

Lyft may suspend Merchant’s access immediately if: (i) Merchant violates (or gives Lyft reason to believe Merchant has violated) the Delivery Terms; (ii) there is reason to believe the Merchant’s use of the Lyft Platform or Delivery API is fraudulent or negatively impacting the operating capability of the Lyft Platform; (iii) Lyft determines, in its sole discretion, that providing the Lyft Platform and Delivery API is prohibited by applicable law, or it has become impractical or unfeasible for any legal or regulatory reason to provide the Lyft Platform and Delivery API; (iv) there is a pending legal dispute between the Parties; or (v) subject to applicable law, Merchant undergoes liquidation, commencement of dissolution proceedings, disposal of its assets or change of control, a failure to continue business, assignment for the benefit of creditors, or if Merchant becomes the subject of bankruptcy or similar proceeding. Lyft will have no liability for any damages, liabilities, losses (including any loss of data or profits) or any other consequences that Merchant may incur in connection with any suspension pursuant to this Section.

8.	Ownership and Use of Marks

a.	Ownership. Lyft and its affiliates are and shall remain the owners of all right, title and interest in and to the Lyft Platform, Delivery Requests, Delivery API or any other products or services, including any updates, enhancements and new versions thereof, and all related documentation and materials provided or available to Merchant, Partner or any Customer in connection with the Delivery Terms (“Lyft Materials”).

b.	Lyft Feedback. Merchant acknowledges and agrees that any questions, comments, suggestions, ideas, feedback or other information about the Lyft Materials (“Lyft Feedback”) provided to Lyft are optional, anonymized, non-confidential and shall become the sole property of Lyft. Lyft shall own exclusive rights, including all intellectual property rights, and shall be entitled to the unrestricted use and dissemination of Lyft Feedback for any purpose, commercial or otherwise, without acknowledgment or compensation to Merchant, the individual, or entity providing the feedback.

c.	Use of Merchant Marks. During the Term and subject to the terms of the Delivery Terms and upon prior written consent in each instance, Merchant (the “Licensor”) grants Lyft (the “Licensee”) a non-exclusive, limited, revocable right to use and display Licensor’s name, logo (the “Licensor Marks”) and Use Case(s) (as defined below) on its website, in earnings calls, press releases, and other promotional materials (collectively, the “Approved Uses”) and/or solely in connection with its activities under the Delivery Terms. Licensor may revoke its license to its Licensor Marks at any time with a notice to the Licensee. A “Merchant Use Case” means a general description of how Merchant uses the Lyft Platform, Delivery API, Delivery Requests or Delivery Services. All such use of the Licensor Marks will be in accordance with the Licensor’s usage guidelines as provided by Licensor, if any, and will inure to the benefit of Licensor. With the exception of the Approved Uses, Licensee will not use, register or take any other action with respect to any of the Licensor Marks, except to the extent pre-approved in writing by Licensor in each instance. Licensee will always use the then-current Licensor Marks and will not add to, delete from or modify any of Licensor Marks. Licensee will not, at any time, misrepresent its relationship with Licensor.

9.	Publicity

The Parties agree to collaborate on any co-branding, co-marketing, press releases, guidelines for posting information online (including websites, social media channels or blogs) or otherwise refer to the other party in any manner with respect to the Delivery Terms. Unless otherwise agreed to the parties, prior written consent (email with suffice) of such other party is required in each instance.

10.	Representations and Warranties

a.	Mutual Representations and Warranties. Each Party represents and warrants to the other that (i) it has the necessary power and authority to execute and deliver the Delivery Terms, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; (ii) the person signing on the respective Party’s behalf has the authority to execute and bind the respective Party to the Delivery Terms; and (iii) it will comply with all applicable laws and regulations in its performance of the Delivery Terms, including data and privacy laws.

b.	Merchant Warranties. Merchant represents and warrants that (i) all Products requested for Delivery Services under the Delivery Terms are suitable for transportation and handling by members of the general public without any specialized training; (ii) Merchant will obtain all necessary permits, consents, certificates, approvals, inspections, releases, authorizations, licenses or file any registration forms needed in connection with its obligations under the Delivery Terms; (iii) if Merchant’s Products include medications requiring prescriptions or sensitive goods or foods, Merchant will comply with any applicable laws, rules and regulations as to the handling, preparation, packaging, storage and shipment governing such medications or sensitive goods or foods; (iv) any content, media and other materials used or provided as part of the Delivery Terms shall not infringe or otherwise violate the intellectual property rights, rights of publicity or other proprietary rights of any third party; and (vi) all Products shall be free from any hazardous material; illegal items; or bio-waste.

11.	Disclaimer

EXCEPT AS EXPRESSLY SET FORTH ABOVE, LYFT MAKES NO WARRANTIES CONCERNING THE LYFT PLATFORM, DELIVERY API, OR OTHERWISE. LYFT PROVIDES PARTNER AND MERCHANT THE LYFT MATERIALS “AS IS” AND WITHOUT WARRANTY. LYFT DOES NOT WARRANT THAT THE LYFT PLATFORM OR DELIVERY API WILL MEET PARTNER OR MERCHANT REQUIREMENTS, OR THAT THE OPERATION OF THE LYFT PLATFORM OR DELIVERY API WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT DELIVERY SERVICES MAY BE AVAILABLE AT ANY PARTICULAR TIME OR LOCATION AS REQUESTED BY PARTNER OR MERCHANT. TO THE FULLEST EXTENT PERMITTED BY LAW, LYFT DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

LYFT DOES NOT PROVIDE TRANSPORTATION SERVICES, AND LYFT IS NOT A TRANSPORTATION CARRIER. LYFT IS NOT A DELIVERY SERVICE FOR GOODS AND SUPPLIES. LYFT IS NOT A COMMON CARRIER OR PUBLIC CARRIER. IT IS UP TO THE DRIVER TO DECIDE WHETHER OR NOT TO ACCEPT THE DELIVERY REQUESTED BY PARTNER OR MERCHANT THROUGH THE LYFT PLATFORM. LYFT DOES NOT PROVIDE, SOURCE OR VERIFY THE QUALITY, SAFETY OR CONTENT OF THE PRODUCTS, AND EXCEPT AS EXPRESSLY PROVIDED HEREIN AS TO THE DELIVERY SERVICES, LYFT DISCLAIMS ANY RESPONSIBILITY FOR THE QUALITY AND CONDITION OF MERCHANT’S PRODUCTS.

12.	Indemnification

a.	Indemnification by Merchant. In addition to any indemnification obligations outlined herein, Merchant shall indemnify, defend and hold harmless Lyft and its directors, officers, employees, agents, affiliates, successors and assigns (collectively, the “Lyft Indemnified Parties”) from and against any third party claim made or brought against Lyft Indemnified Parties alleging or arising out of Merchant’s (i) breach of the Delivery Terms; (ii) violation of applicable law; (iii) violation of the representations and warranties; (iv) failure to receive any of Products delivered via no contact deliveries where the Driver has provided Proof of Delivery; (v) failure to obtain consent and provide notice for any Customer as required; (vi) the safety, quality and condition of the Products.

b.	Indemnification by Lyft. Lyft shall indemnify, defend and hold harmless Merchant and its directors, officers, employees, agents, affiliates, successors and assigns (collectively, the “Merchant Indemnified Parties”) from and against any third party claim made or brought against Merchant Indemnified Parties alleging or arising out of (i) breach of the Delivery Terms; (ii) violation of applicable law; (iii) violation of the representations and warranties; and (iv)Lyft’s misappropriation or infringement of a third party’s intellectual property, copyright, trade secret, trademark or patent.

c.	Conditions of Indemnification. As a condition of the foregoing indemnification obligations: (i) the indemnified party (“Indemnified Party”) will promptly notify the indemnifying party (“Indemnifying Party”) of any claim, provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure; (ii) the Indemnifying Party will have the sole and exclusive authority to defend or settle any such claim (provided that, the Indemnifying Party will obtain the Indemnified Party’s consent in connection with any act or forbearance required by the Indemnified Party, which consent will not be unreasonably withheld); and (iii) the Indemnified Party will reasonably cooperate with the Indemnifying Party in connection with the Indemnifying Party’s activities hereunder, at the Indemnifying Party’s expense. The Indemnified Party reserves the right, at its own expense, to participate in the defense of a claim. The Indemnifying Party will pay all costs and reasonable legal fees following notice of the claim, which shall be provided in accordance with this section, and any settlement amounts agreed to be paid by the Indemnifying Party or any damages awarded against the Indemnified Party in connection with any such claim. Notwithstanding anything herein to the contrary, the Indemnifying Party will not settle any claims for which it has an obligation to indemnify under this section admitting liability or fault on behalf of the Indemnified Party, nor create any obligation on behalf of the Indemnified Party without the Indemnified Party’s prior written consent.

13.	Limitation of Liability

TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT FOR EITHER PARTY’S BREACH OF CONFIDENTIALITY OR FOR CLAIMS ARISING FROM MERCHANT’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR OTHER SIMILAR DAMAGES ARISING UNDER THE DELIVERY TERMS, WHETHER BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY), OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY (OR THEIR AGENTS) HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

THE AGGREGATE AMOUNT OF ANY AND ALL LIABILITY OF ONE PARTY TO THE OTHER FOR ANY CLAIM(S) ARISING FROM OR RELATING TO THE DELIVERY TERMS, SHALL BE LIMITED TO DIRECT PROVABLE DAMAGES AND SHALL NOT EXCEED, IN ANY EVENT, TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000). THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO: 1) OUTSTANDING AMOUNTS OWED LYFT UNDER THE DELIVERY TERMS, INCLUDING AMOUNTS OWED BY MERCHANT FOR DELIVERY FEES INCURRED WHETHER PAYABLE TO PARTNER OR LYFT; OR 2) MERCHANT’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12(A)(II), 12(A)(V) AND 12(A)(VI).

14.	Insurance

During the Term, Lyft shall maintain in force during the Term, at Lyft’s own expense, at least the following insurance coverage for Delivery Services:

a.	Workers’ Compensation Insurance in accordance with state statutory laws, including Employers’ Liability with minimum limits of $1,000,000 for each accident.

b.	Commercial General Liability Insurance with limits of $1,000,000 per occurrence, $2,000,000 in the aggregate for bodily injury and property damage. The policy shall include coverage for liabilities arising out of premises, operations, independent contractors, product and completed operations, personal and advertising injury and contractual liability.

c.	Commercial Automobile Liability Insurance covering Delivery Services, with limits in accordance with state laws; and

All policies maintained shall be written as primary policies, not contributing with and not supplemental to coverage Merchant may carry and will contain a waiver of subrogation against Merchant and its insurance carrier(s) with respect to all obligations assumed by Lyft under the Delivery Terms. The fact that Lyft has obtained the insurance required hereunder shall in no manner lessen or otherwise affect Lyft’s other obligations or liabilities set forth in the Delivery Terms.

15.	Term and Termination.

a.	Term. The Delivery Terms will begin on the Effective Date and shall remain in effect until terminated as set forth herein or as otherwise specified in the Merchant Commercial Terms set forth in Exhibit C-1 (the “Term”).

b.	Termination for Cause. The Delivery Terms may be terminated by either Party, by written notice to the other Party, in the event of a material breach by the other Party of any material term or condition of the Delivery Terms that remains uncured for thirty (30) days after receipt of written notice thereof from the non-breaching Party. Termination by either Party for breach shall be in addition to any other remedies the non-breaching Party may have for such breach. Either Party may terminate the Delivery Terms immediately by written notice to the other Party upon: (i) the other Party becoming insolvent; (ii) the other Party’s initiation of any proceeding under Federal bankruptcy or state insolvency law regarding its own bankruptcy, reorganization, or insolvency; (iii) the initiation of any proceeding under Federal bankruptcy or state insolvency laws against the other Party that is not dismissed within sixty (60) days; (iv) the appointment of a receiver or a similar officer for the other Party or for a substantial part of the other Party’s property; or (v) the other Party making an assignment for the benefit of creditors or otherwise being reorganized for the benefit of creditors.

c.	Effects of Termination. Upon termination or expiration of the Delivery Terms, all rights, obligations and licenses of the Parties hereunder shall cease. Notwithstanding the foregoing, the provisions of Sections 3, 5(a), 5(c), 8, 12, 13 and 16 and any remedies for breach of the Delivery Terms, shall survive any termination or expiration of the Delivery Terms.

16.	Miscellaneous

a.	Assignment. Neither Party may assign the Delivery Terms (by operation of law or otherwise) without the prior written consent of the other Party, and any prohibition assignment or sublicense will be null and void. Notwithstanding the foregoing, either Party may assign the Delivery Terms to an affiliate or successor in the event of a merger, sale, or acquisition of all or substantially all of the assigning Party’s assets or stock. The Delivery Terms will be binding upon and inure to the benefit of the parties’ permitted successors and/or assignees.

b.	Amendment/Waiver. No modification to the Delivery Terms or any attachments thereto, nor any waiver of any rights, will be effective unless consented to in writing, and signed by both parties. Waiver by either Party of a breach of any provision of the Delivery Terms or the failure of either Party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right.

c.	Counterparts. The Delivery Terms may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

d.	Relationship. The relationship of the Parties hereunder is that of independent contractors, and the Delivery Terms will not be construed to imply that either Party is the agent, employee, or joint venture of the other. For avoidance of doubt, Drivers are users of the Lyft Platform and are not employees, subcontractors, representatives or agents of Lyft; rather, Drivers provide driving services at their own direction and control.

e.	Notices. Any notices hereunder shall be in writing (including email) and shall be sent to the addresses set forth herein or the Merchant Account, or to such other address as either Party shall have notified to the other Party. Notices to Lyft shall be copied to legalnotices@lyft.com; Attn: General Counsel.

f.	Unenforceability. In the event that any provision or provisions of the Delivery Terms will be held to be unenforceable, the Delivery Terms will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. Any ambiguity contained in the Delivery Terms shall not be construed against any Party as the draftsman, but shall be construed in accordance with its fair meaning.

g.	Governing Law & Venue. The Delivery Terms will be governed by the laws of the State of California, without regard to its conflict of laws principles. The Parties consent to the personal and exclusive jurisdiction of courts located in the County of San Francisco, California. Each Party waives a jury trial in any matter arising out of or relating to the Delivery Terms.

h.	Arbitration. Any dispute, claim, or controversy arising out of or in connection with the Delivery Terms or the breach, termination, enforcement, interpretation, or validity thereof (other than for claims or disputes related to the intellectual property of a Party), shall be determined through binding arbitration under JAMS’ Comprehensive Arbitration Rules and Procedures. The Parties shall share equally the fees and expenses of the JAMS arbitrator. The arbitration shall be conducted by a three arbitrator panel chosen by the mutual agreement of the Parties or, failing that, by JAMS under its then prevailing rules. Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The arbitrators shall have the authority to grant specific performance or any other equitable or legal remedy, including provisional remedies. Each Party will be responsible for its own incurred expenses arising out of any dispute resolution procedure. The Parties will jointly bear the expense of any arbitrators. Any arbitration proceedings shall take place at a location mutually agreed upon by the Parties to the Delivery Terms. If the Parties fail to agree upon a location, then such arbitration proceedings shall take place in San Francisco, California.

i.	Entire Agreement. The Delivery Terms and all attachments hereto shall constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, statements, sales materials or presentations and agreements, oral and written. No oral or written information or advice given by Lyft, its agents or employees will create a warranty or in any way increase the scope of the warranties in the Delivery Terms. Any Merchant order form, vendor form, or similar document shall be construed solely as evidence of Merchant’s internal business processes, and the terms and conditions contained thereon shall be void and have no effect with regard to the Delivery Terms between the Parties even if signed by the Parties after the date hereof. The Delivery Terms may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

EXHIBIT C-1

MERCHANT COMMERCIAL TERMS AND ADDITIONAL TERMS FOR DELIVERED

PRODUCTS

Merchant Information
Merchant Legal Name:

Term:	The Delivery Terms shall have an initial term of 36 months commencing on the Effective Date (the “Initial Term’). Upon the expiration of the Initial Term, the Delivery Terms shall automatically renew for successive additional one (1) year terms (each a “Renewal Term”). The Initial Term and Renewal Term(s) shall be collectively known as the “Term.” Notwithstanding the foregoing, after the Initial Term, either Party may terminate the Delivery Terms without cause upon thirty (30) days prior written notice; provided, however, that no such termination shall take effect until such time as all previously scheduled Delivery Requests prior to the termination notice are complete.

Payment:	Fees:

☒ Partner Platform Fees: If applicable, Merchant will pay Partner all fees for use of Partner’s Platform in accordance with the terms set forth in Merchant’s agreement with Partner.

☒ Delivery Fees: Merchant will be responsible for each completed Delivery Request for Delivery Services, including all Delivery Fees in accordance with pricing as set forth in   Exhibit C-2 (Delivery Services Pricing Addendum). For clarity, any taxes and tolls are excluded from any Upfront or Max Price provided to Merchants.

Payment:

Pick Payment Method for Delivery Services:

☒ Merchant will pay Partner all Delivery Fees for Delivery Services in accordance with the terms set forth in Merchant’s agreement with Partner.

☒ Merchant will pay Lyft all Delivery Fees for Delivery Services via offline billing as invoiced monthly by Lyft.

Additional Terms for Delivered Products:	Products. “Products”

means non-perishable and perishable foods and supplies (“Grocery Items”); or dairy, poultry, beef, hot or cold temperature sensitive and/or other prepared foods (“Sensitive Foods”);

parts, supplies and products, (“Mechanical Supplies”); medical supplies not requiring medications or medical supplies requiring prescriptions, over-the-counter medication, personal care kits, and related items (together, the “Healthcare Items”); or such other retail items, electronics, and products produced or sold by Merchant (“General Goods”).

eggs, seafood, or mechanical prescriptions, items, hygiene office supplies

Delivery Limitations.

Merchant represents and warrants that all Products for Delivery Services must be able to fit into a vehicle approved on the Lyft Platform, not to exceed more than 50lbs for each individual package, bag or box included with the delivery, but under no circumstances shall the total collective weight for all packages for a single delivery exceed 100lbs. An approved vehicle on the Lyft Platform may not include: SUVs, Mini-Vans, Vans, Trucks or vehicles supporting more than four (4) passengers, special needs vehicles, or vehicles designed or authorized to transport special equipment. Merchant represents and warrants that value for all Products for the Delivery Services for a single delivery shall not exceed $1,000, and agrees that Lyft shall not be responsible for any claims for Products in connection with a single delivery that exceed this amount.

No Contact Delivery. Until such time as guidance under the COVID-19 pandemic changes and the Parties mutually agree otherwise, Partner acknowledges and agrees that it will inform Merchants using the Partner Integration, and cause Merchants to inform Customers, that Drivers have been instructed not to have in-person contact or in-person interactions at the time of drop off, subject to the following. All items required to be delivered without Customer contact will be left at an appropriate drop off point for the Customer (e.g., front door, apartment complex delivery point, etc.) or, as appropriate for a Delivery Request, at the designated drop-off point of an authorized facility or location designated as the recipient location, and will not be required to be handed from Driver to Customer. Drivers on the Lyft Platform will not collect end-customer ID or signature during the COVID pandemic, consistent with the waiver of applicable regulations in effect during the pandemic for such requirements. Lyft will take reasonable steps to enable Drivers to collect these elements in the event applicable governmental regulations regarding social distancing have been removed in the relevant geographic area for specific Delivery Requests where Partner requests such collection. For Delivery Services to Customers that are businesses, deliveries will be left inside the Customer’s place of business at a location noted in the Delivery Request.

Packaging Requirements. Merchant represents and warrants that Merchant is responsible to adequately package the Products, to assess whether the Delivery Service is the appropriate method of delivery for any Delivery Requests made under the Delivery Terms, including whether Delivery Requests using the Delivery Services comply with applicable laws. Merchant will ensure that the outer packaging of all parcels provided to Drivers contains only the minimum amount of personal information necessary for Drivers to complete the Delivery Request, consisting of the recipient’s address and name.

Merchant Responsibilities regarding Sensitive Foods. In the event Merchant’s Delivery Request includes Sensitive Foods, Merchant will adequately package the Sensitive Foods (the “Packaging”) to ensure compliance with applicable laws and regulations pertaining to food safety, including but not limited to (a) food preparation; (b) food handling and transporting; (c) timing for delivery of Sensitive Foods; and/or (d) Sensitive Foods Packaging. Sensitive Foods Packaging may include but is not limited to (a) sealed cold storage bags or containers; (b) sealed heat sensitive bags or containers; and (c) sealed or bagged perishable foods with handles to avoid or reduce the Driver’s direct contact with perishable foods. Merchant will be responsible for ensuring that all Delivery Services containing Sensitive Foods and can be delivered in thirty (30) minutes or less from the start of the Delivery Request until delivered to the Customer.

Healthcare Items, Addendum and Business Associate Agreement. In the event Merchant seeks to submit any Delivery Requests to deliver Healthcare Items, Merchant acknowledges and agrees that (1) an additional addendum providing a description of authorized Healthcare Items for delivery, additional Merchant responsibilities, and/or any Proof of Delivery requirements for delivery of such Healthcare Items may be required, and (2) Lyft’s Business Associate Agreement at https://go.lyftbusiness.com/business-associate-agreement/ may apply. Further, Merchant acknowledges that any Delivery Requests for Healthcare Items that are prescription medication must be packaged consistent with industry standards for pharmacy packaging of medications intended for individual consumers.

Regions/Markets:

Lyft will provide a list of Markets in which the Delivery Services are available. Merchant will not launch the Delivery Services in any Markets without Lyft’s prior consent, which may be given by email.

Throughout the Term, the Parties may, upon mutual agreement (which may be via email), add or remove Markets available for the Delivery Services.

EXHIBIT C-2

DELIVERY SERVICES PRICING ADDENDUM

1.	Pricing

Pricing is based upon the Merchant Rate Card + Primetime + Tolls + Taxes (“PPTT”) (subject to Merchant SLAs). The “Merchant Rate Card” means the base fare plus the time and distance fees for Delivery Services for each Market (as outlined in Exhibit C-1). Merchant Rate Cards will be provided to Merchant prior to launching the Delivery Services in each Market. For clarity, Merchant Rate Cards may be updated from time to time upon prior written notice of such change.

a.	Upfront Price: If a Merchant submits a Pre-Defined Delivery Request, the Lyft Delivery API will provide upfront price (“Upfront Price”). Provided that there are no price adjustments or Returns, the Merchant will be charged for the Upfront Price for each Pre-Defined Delivery Request. In the event a Merchant does not include an individual delivery as part of the multi-stop Delivery Request, the Merchant will still be charged the full Upfront Price amount.

b.	Maximum Price: If a Merchant submits a Batched Delivery Request and sets a maximum price for all Delivery Requests that are not for a pre-defined route (“Max Price”), Lyft will only dispatch Delivery Requests that are at or below the Max Price set by the Merchant. Provided that there are no Price Adjustments or Returns, Merchant will be charged for at or below the Max Price for each Batched Delivery Request. In the event a Merchant does not include an individual delivery as part of the Delivery Request, the Merchant will still be charged the full Max Price amount.

2.	Price Adjustments

The Upfront Price and/or Max Price may be adjusted based upon any missed Merchant SLAs. Any price adjustments shall be in accordance with PPTT for an applicable Market, including any applicable cancellation fees, taxes, tolls or other fees. Any applicable price adjustments will be reflected in the final price at the end of the completed Batched or Pre-Defined Delivery Request.

3.	Cancellation Fees

A Merchant may cancel a Pre-Defined Delivery Request within two (2) minutes after the Driver accepts the Delivery Request. Any cancellations after the two (2) minute grace period, Merchant will be charged a cancellation fee of $5-$10 (depending on the Market). Additionally, Merchant will be charged a flat rate cancellation of $5-$10 (depending on the Market) in the event a Merchant does not have the Delivery Request ready when the Driver arrives at the pick-up time (this assumes that the Merchant cannot provide the Driver with the Delivery Request within five (5) minutes of the Driver’s arrival for pick-up). A Merchant cannot cancel an individual delivery that is included in a Batched Delivery Request once the individual delivery is included in the Batched Delivery Request. Individual deliveries are generally included in a Batched Delivery Request two (2) hours before the designated pick-up time.

4.	Returns

Merchant will be responsible for any additional miles and minutes accrued for any return of an unsuccessful Delivery Request based on time and distance fees (each a “Return”).

EXHIBIT C-3

SUPPORT TICKET AND DELIVERY CLAIMS ADDENDUM

1. Support Tickets for Delivery Services. Lyft will provide a contact form or other method by which Merchant may submit a support ticket (“Support Ticket”) as to a question or concern about the Delivery Services performed by a specific Driver as to the following: (a) safety of driving, (b) Driver behavior or interaction with Merchant or Customer during pick-up or drop-off of Products, (c) Driver cancellations, (d) request to remove a Driver from all Merchant requested Delivery Services, or (e) to submit a Delivery Claim (as defined below). Merchant should file a Support Ticket within twenty-four (24) hours of the delivery event resulting in Merchant’s question or concern.

2. Delivery Claims for Product Loss. If the Driver accepts the Delivery Request, picks-up the Product and while the Product is in Driver’s possession is subsequently: (a) damaged, (b) destroyed, or (c) does not arrive at the drop off location and the Driver has failed to provide Proof of Delivery, Merchant may submit a Support Ticket requesting reimbursement via a Lyft contact form or other method provided by Lyft (each a “Delivery Claim” or collectively, the “Delivery Claims”).

3. Filing a Delivery Claim. Merchant should file a Delivery Claim within twenty-four (24) hours of the delivery event resulting in the Product destruction, damage, or where the Product does not arrive at the drop off location and the Driver has failed to provide Proof of Delivery. All Delivery Claims must include, at a minimum, the supporting information or documentation outlined below to allow Lyft or Lyft Insurance Partners (as defined below) to complete their investigation.

4. Supporting Information or Documentation. For Lyft to process a Delivery Claim, Lyft requires the following information from Merchant:

(a) Date product intended to be delivered

(b) Pick-up and drop-off addresses

(c) Description of the product, including pictures of the product from different angles (if this can be provided)

(d) Description of the damage or destruction

(e) The value of the loss, damage, or package not delivered, including repair estimates for damaged Products (if applicable to the specific Product). Value may be demonstrated by providing a receipt or invoice evidencing the purchase price and repair or replacement cost.

Lyft or Lyft’s Insurance Partner (as defined below) may request additional information as needed.

5. What is Considered Damaged or Destroyed. A Product is considered damaged if the Product is able to be repaired so it can be used for its intended purpose. A Product is considered destroyed if the Product cannot be repaired or cannot be used in any way for its intended purpose.

6. Claims for No Proof of Delivery. If a Delivery Request is accepted by a Driver and the Driver picks up the Product for delivery, but the Customer does not receive the package and neither Merchant nor the Customer receives Proof of Delivery, Merchant can submit a Delivery Claim for the full value of the Products that were not received.

7. Next Steps. Each Delivery Claim will be reviewed by Lyft to determine: (a) whether the delivery was completed as requested, (b) if the Driver still has the Product for delivery, and (c) whether the Driver can complete the Delivery Request. Lyft will be responsible for resolving any Delivery Claim where the full value of the Products that were not received is less than five hundred dollars ($500). If that full value is equal to or greater than five hundred dollars ($500), Lyft will submit the Delivery Claim to Lyft insurance partners or third-party administrators (each an “Insurance Partner” or collectively, the “Insurance Partners”) to conduct an investigation. The Insurance Partner will make multiple attempts to reach out to Merchant and Lyft during the first forty-eight (48) business hours from the date of the Delivery Claim submission. Insurance Partners will be responsible for resolving any Delivery Claim with a value in excess of five hundred dollars ($500), including any negotiated settlement amount. Notwithstanding the foregoing, approximately ninety (90) days after the first Delivery Request is fulfilled, the Parties agree to evaluate this Addendum and any Delivery Claims hereunder and to work together in good faith to revise this Addendum in a mutually agreeable way to mitigate costs to the Parties.

8. Delivery Claims and Support Tickets Lyft does not Support. Lyft does not support any Delivery Claims or Support Tickets that relate to the following: (a) quality, (b) quantity, (c) safety, (d) use, (e) damage or destruction of fragile items or prepared foods due to packaging, (f) storage or (g) resulting illness or injury, including death, resulting from the (a) - (f). Additionally, Lyft will not be responsible for Delivery Claims or Support Tickets for: (i) damage or destruction to Products occurring after Delivery, or (ii) Sensitive Foods or Grocery Items that are frozen, melted, spoiled or deteriorated, or (iii) deliveries or stolen deliveries where Proof of Delivery is provided so long as Proof of Delivery aligns with the delivery address